Exhibit 10.1

STATE OF NORTH CAROLINA

COUNTY OF DURHAM	THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Third Amendment”) is made and entered into as of the 4th day of August, 2004, by and between ROYAL CENTER IC, LLC, a Delaware limited liability company (“Landlord”) [successor-in-interest to Royal Center Two IC, LLC, a Delaware limited liability company (“RC Two”) and Petula Associates, Ltd., an Iowa corporation (“Petula”)] and INSPIRE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

A. Petula and Tenant entered into a Lease dated as of December 30, 1997 (as amended, the “Existing Lease”) for certain premises known as Suite 225 (and erroneously referred to in the Existing Lease as Suite 470) consisting of approximately 5,400 rentable square feet of space (the “Existing Premises”) in that certain building known as Royal Center II (the “Building”) located at 4222 Emperor Blvd., Durham, North Carolina as more particularly described in the Existing Lease;

B. The Existing Premises were expanded to include an additional 7,130 rentable square feet of space in the Building creating the “Expanded Premises” containing 12,530 rentable square feet pursuant to a First Amendment to Lease dated June 28, 2002 (the “First Amendment”) by and between RC Two (as successor-in-interest to Petula) and Tenant;

C. The Expanded Premises were further expanded to include the Triangle J Space containing an additional 7,220 rentable square feet of space in the Building known as Suite 200, creating the Revised Premises containing 19,750 rentable square feet pursuant to a Second Amendment to Lease dated June 6, 2003 (the “Second Amendment”) by and between Landlord and Tenant; and

D. Landlord and Tenant desire to further amend the terms of the Existing Lease (i) to extend the Term of the Lease with respect to the Triangle J Space, and (ii) to modify certain other terms and conditions of the Existing Lease. For purposes hereof, the Existing Lease as amended by this Third Amendment is referred to as the “Lease.” All capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Lease.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that, effective as of the date set forth above, the Existing Lease shall be, and hereby is, amended as follows:

1. Recitals. The recitals shall form a part of this Third Amendment.

2. Term. The Term of the Lease for the Triangle J Space only shall be extended for a period of approximately sixteen (16) months (the “Revised Triangle Term”), commencing on

August 1, 2005 and expiring on November 30, 2006, so as to make the Term for the Triangle J Space co-terminous with the Term of the Expanded Premises, which shall remain unchanged and likewise expire on November 30, 2006.

3. Rental. Notwithstanding anything in the Existing Lease to the contrary, during the Revised Triangle Term, in addition to the Rental to be paid by Tenant for the Expanded Premises, Tenant shall pay Minimum Rental for the Triangle J Space as follows:

Period	Minimum Rental per rentable square foot:	Monthly Minimum Rental	Annual Minimum Rental:
8/1/05 to 11/30/05	$10.80	$6,498.00	$77,976.00
12/1/05 to 11/30/06	$11.12	$6,690.53	$80,286.36

Tenant shall continue its payment of Tenant’s Proportionate Share of Tenant Expenses, including insurance costs, taxes and operating expense charges, and any other amounts due and payable under the Lease, for the entire Revised Premises throughout the Revised Triangle Term.

4. Broker. Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except Tri Properties, Inc. and Advantis GVA (collectively, the “Broker”). Tenant agrees to indemnify and save Landlord and Landlord’s agent, Tri Properties, Inc. harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker (except as provided immediately below) in connection with this Third Amendment. Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with this Third Amendment. Landlord expressly agrees and acknowledges that Landlord is responsible for the full payment of any leasing commissions due Broker pursuant to a separate written agreement with Broker.

5. Right of First Offer. Provided (i) no Tenant default has occurred and is continuing hereunder, and (ii) Tenant has not assigned the Lease nor sublet all or any portion of the Revised Premises, Tenant shall have a continuing right of first offer to lease the space immediately adjacent to the Revised Premises in the Building as more particularly described on Exhibit A-1 attached hereto and incorporated herein by reference (the “Expansion Space”) at such time as said Expansion Space becomes available for lease during the initial Lease Term; provided, however, Tenant shall have no right to lease any portion of the Expansion Space which is re-leased to existing tenants occupying such space. At such time as the Expansion Space initially becomes available for lease and prior to marketing the Expansion Space for lease, Landlord shall notify Tenant in writing of Landlord’s intention to market the Expansion Space and the rental rate and terms and conditions of lease which Landlord intends to propose for the Expansion Space (collectively, the “Offer Terms”).

Tenant shall have five (5) days after its receipt of such written notice from Landlord (the “Letter of Intent Negotiation Period”) to negotiate, in good faith, the terms and conditions of

Tenant’s proposed lease of the Expansion Space based on Landlord’s proposed Offer Terms. Landlord shall not, during the Letter of Intent Negotiation Period, lease, offer to lease or agree to lease the Expansion Space to any other party unless Tenant advises Landlord that Tenant is not interested in leasing the Expansion Space. In the event that Tenant and Landlord do not mutually agree upon the terms and conditions of Tenant’s proposed Lease of the Expansion Space during the Letter of Intent Negotiation Period, then, after such period, Landlord may market the Expansion Space upon such terms and conditions as are reasonably acceptable to Landlord and Tenant shall have no further rights with respect to the Expansion Space until such time as the Expansion Space again becomes available for lease, whereupon Tenant shall again have the option to exercise this right of first offer.

In the event Tenant and Landlord agree to the Offer Terms within the Letter of Intent Negotiation Period as hereinabove described, then Tenant and Landlord will negotiate in good faith and with due diligence an agreement for the lease of the Expansion Space. Landlord shall not, during the twenty (20) day period immediately following Tenant’s agreement to the Offer Terms (the “Lease Negotiation Period”), lease, offer to lease or agree to lease the Expansion Space to any other party. In the event that Landlord and Tenant are unable in good faith to agree to the terms of such lease within the Lease Negotiation Period, then thereafter Landlord may market the Expansion Space upon such terms and conditions as are reasonably acceptable to Landlord whereupon Tenant shall have no further rights with respect to the Expansion Space until such time as the Expansion Space again becomes available for lease, whereupon Tenant shall again have the option to exercise this right of first offer.

6. Option to Extend.

A. Notice and Exercise. Provided no Event of Default is continuing under this Lease and Tenant has not assigned this Lease nor sublet all or any portion of the Revised Premises, Tenant is hereby granted the option to extend the Term for the Revised Premises once for an additional period of three (3) years (the “Extension Term”) commencing as of December 1, 2006 on the same terms and conditions as contained in the other provisions of this Lease other than any upfitting allowance (Tenant accepting the Revised Premises in its “as, is” condition), additional renewal options and as otherwise provided in this Section. This option shall be exercised only by delivery of written notice (the “Renewal Notice”) to Landlord no later than March 1, 2006. The Minimum Rental for the Revised Premises during the Extension Term shall be the then fair market rental (“Market Rate”) applicable to the Revised Premises. Tenant shall continue to pay its Proportionate Share of Tenant Expenses for the Revised Premises throughout the Extension Term.

B. Determination of Market Rate. For purposes of this Section 6, the term “Market Rate” shall mean the annual amount per rentable square foot that comparable landlords of comparable buildings have accepted in then-current transactions between non-affiliated parties from new, non-expansion, non-renewal (unless the lease involved a procedure invoked by landlord and tenant for a 100% determination of “fair market rental”) and non-equity tenants of comparable credit-worthiness, for comparable space, for a comparable use, for a comparable period of time (“Comparable Transactions”). In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause implemented, the age and condition of the space, the extent of tenant’s liability under the lease, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, parking considerations, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, or any other tenant concessions and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord would otherwise make, and receive in Comparable Transactions.

Landlord shall determine the Market Rate by using its good faith judgment. Landlord shall provide written notice of such amount within thirty (30) days (but in no event later than forty-five (45) days) after Tenant provides the notice to Landlord exercising Tenant’s option rights which require a calculation of the Market Rate. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such rental or to object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Market Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to Market Rate and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below. Failure of Tenant to so accept in writing such rental within Tenant’s Review Period shall conclusively be deemed its disapproval of the Market Rate determined by Landlord.

(i) Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Market Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rate for the Premises is the closer to the actual Market Rate for the Premises as determined by the arbitrator, taking into account the requirements of this Section 2. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Market Rate (“MR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such MR Data.

(ii) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rate, and shall notify Landlord and Tenant of such determination. Alternatively, the arbitrator may elect to engage another real estate broker (who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building) to determine the Market Rate and the arbitrator may elect to use such broker’s submitted Market Rate and thereafter notify Landlord and Tenant of such determination.

(iii) The decision of the arbitrator shall be binding upon Landlord and Tenant.

(iv) If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(v) The cost of arbitration shall be paid by Landlord and Tenants equally.

Immediately after the base rent for the Extension Term is determined pursuant to this Section, Landlord and Tenant shall execute an amendment to the Lease stating the new base rent in effect.

7. Ratification. Except as expressly or by necessary implication amended or modified hereby, the terms of the Existing Lease are hereby ratified, confirmed and continued in full force and effect.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Third Amendment as of the day and year first above written.

LANDLORD:

ROYAL CENTER IC, LLC, a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized agent

	By:	/s/ Mark F. Scholz
	Name:	Mark F. Scholz
	Title:	Investment Director, Asset Management

	Date:	August 4, 2004

By:
Name:
Its:

Date:

TENANT:

INSPIRE PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Mary Bennett/ /s/ Christy L. Shaffer
Name:	Mary Bennett/Christy L. Shaffer
Its:	/s/ MB/ /s/ CLS

Date:	July 16, 2004

EXHIBIT A-1

Expansion Space